EXHIBIT 3.1

ADVENT SOFTWARE, INC.

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Advent Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.            The name of this Corporation, and the name under which it was originally incorporated, is Advent Software, Inc.

B.            The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was October 4, 1995.

C.            Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Third Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation as follows:

FIRST.  The name of this corporation is Advent Software, Inc.

SECOND.  The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.  This corporation is authorized to issue two classes of shares to be designated  respectively  Preferred Stock  (“Preferred”) and Common Stock (“Common”). The total number of shares of Preferred this corporation shall have authority to issue shall be 2,000,000, $.01 par value, and the total number of shares of Common which this corporation shall have the authority to issue shall be 120,000,000, $.01 par value.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

FIFTH.  The corporation is to have perpetual existence.

SIXTH.  The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

SEVENTH.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

EIGHTH.  A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

NINTH.  Any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of stockholders of the corporation, and the power of stockholders to consent in writing to the taking of any action, without a duly called meeting and vote, is specifically denied.  Notwithstanding the foregoing sentence, the holders of any class or series of Preferred Stock shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such class or series of Preferred Stock.

IN WITNESS WHEREOF, Advent Software, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by Stephanie G. DiMarco, its Chief Executive Officer, and attested by Randall Cook, its Vice President, General Counsel & Secretary, this second day of June, 2010.

ADVENT SOFTWARE, INC.

/s/ Stephanie G. DiMarco
Stephanie G. DiMarco
Chief Executive Officer

Attested:

/s/ Randall Cook
Randall Cook
Vice President, General Counsel & Secretary